Exhibit 3.1(ii)

ROSS MILLER Secretary of State 204 North Carson Street, Suite 1
Carson City, Nevada 89701-4520 (775) 684 5708 Website: www.nvsos.gov	Filed in the office of Ross Miller Secretary of State State of Nevada	Document Number 20090701966-30 Filing Date and Time 09/25/2009 8:00 AM Entity Number E0048472009-4
Certificate of Amendment
(PURSUANT TO NRS 78,385 AND 78,390)

USE BLACK INK ONLY—DO NOT HIGHLIGHT	ABOVE SPACE IS FOR OFFICE USE ONLY
Certificate of Amendment to Articles of Incorporation
For Nevada Profit Corporations
(Pursuant to NRS 78,385 and 78,390 — After Issuance of Stock)
1. Name of corporation:
Pharmacity Corporation
2. The articles have been amended as follows: (provide article numbers, if available)
Article 1. NAME OF CORPORATION
The name of this corporation is WellTek Incorporated.
Article 3. CAPITAL STOCK
See Continuation on next page
3. The vote by which the stockholders holding shares in the corporation entitling them to exercise a least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation* have voted in favor of the amendment is: Majority
4. Effective date of filing: (optional) September 29, 2009

(must not be later than 90 days after the certificate is filed)
5. Signature: (required)

/s/ Kpabyyk Signature of Officer Iryna Kravchuk, President

*
If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless to limitations or restrictions on the voting power thereof.

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.
Nevada Secretary of State Amend Profit-After

This form must be accompanied by appropriate fees.	Revised: 3-6-09

CERTIFICATE OF AMENDMENT
TO THE
ARTICLES OF INCORPORATION
OF
PHARMACITY CORPORATION
(Continuation of paragraph 2)
ARTICLE 3 — CAPITAL STOCK
The maximum number of shares that the Corporation shall be authorized to issue and have outstanding at any one time shall be Two Hundred Million (200,000,000) shares Upon the filing of this Articles of Amendment to the Articles of Incorporation (the “Effective Time”), each share of the Corporation’s common stock, par value $0.00001 per share (the “Old Common Stock”), issued and outstanding immediately prior to the Effective Time, will be automatically reclassified as and converted into 40 shares of common stock, par value $0.00001 per share, of the Corporation (the “New Common Stock”). Any stock certificate that immediately prior to the Effective Time represented shares of the Old Common Stock will, from and after the Effective Time, upon surrender to the Company for exchange, represent the number of shares of the new Common Stock as equals the product obtained by multiplying the number of shares of Old Common Stock represented by such certificate immediately prior to the Effective Time by 40 (the “Forward Stock Split”). The Corporation shall not issue fractional shares in connection with the Reverse Stock Split, rather, the holder of each such fractional share shall be entitled to receive one full share.